UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

WEST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1) Title of each class of securities to which transaction applies:

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THIS FILING CONSISTS OF A TRANSCRIPT FROM A CONFERENCE CALL WITH EMPLOYEES OF WEST CORPORATION WITH RESPECT TO THE PROPOSED TRANSACTION.
Additional Information and Where to Find It
In connection with the proposed transaction, West Corporation intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”), and will furnish to stockholders of West Corporation, such proxy statement. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF WEST CORPORATION ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by West Corporation with the SEC, may be obtained (when available) free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of West Corporation may obtain free copies of the documents filed with the SEC by directing a request through the Investors Relations portion of West Corporation’s website at www.west.com or by mail to West Corporation, 11808 Miracle Hills Drive, Omaha, NE, 68154, attention: Investor Relations, telephone: (402) 963-1500. You may also read and copy any reports, statements and other information filed by West Corporation with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
West and certain of its directors, executive officers and other members of its management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in West’s proxy statements and Annual Reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the merger when it becomes available.
WEST CORPORATION
Moderator: Skip Hanson
May 31, 2006
10:00 am CT

Operator:	Good morning. My name is (Michael) and I will be your conference operator today. At this time I would like to welcome everyone to the West Employee Call regarding today’s announcement of the recapitalization of the company.

All lines have been placed on mute to prevent any background noise. If you should need any assistance during the call please press star then 0 and an operator will come back on line to assist you. Thank you.

I would now like to turn the call over to Mr. Tom Barker, CEO of West Corporation. Sir you may begin.

Tom Barker:	Thanks (Michael). West Corporation announced today the recapitalization of the company in a transaction sponsored by Thomas H. Lee Partners and Quadrangle Group.

For more additional information about this transaction please see the press release that was issued before the market opened. I want to stress with all of you that this doesn’t change how we operate and grow West. It’s business as usual for West Corporation.

We anticipate that this sale will have little impact on West employees, client, operation, locations and benefits. The team that we have today built West Corporation and built it into a leader into this industry. Our goal remains the same as it has always been to keep this team in place and to continue to grow the company into the best job we possibly can for our client.

Gary and Mary West will continue to be significant stock holders in the company. And we’re thrilled that we’re partnering with such an outstanding group of investors who understand our business and are committed to support our continued growth and success.

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Both Thomas H. Lee Partners and Quadrangle Group have excellent reputations for building value at their portfolio companies and providing strong financial resources and strategic skills.

To help give you a little bit more background, Thomas H. Lee Partners is a leading private equity firm headquartered in Boston, Massachusetts that has raised committed capital of over $16 billion in its 30 year history.

THL invest in companies with leading market positions, proven and experienced management teams, recognize brand names and well defined business plans.

Their goal is to make sure they can have opportunities for growth and expand their core and related businesses with their partner companies.

Quadrangle Group is a private investment firm based in New York City with approximately $5 billion in assets under management. Quadrangle has expertise investing in media and communication companies.

Private equity firms like THL and Quadrangle invest money on behalf of endowments, pension funds and wealthy individuals. They buy companies where they think they can add value to increase returns. Having these investors as major stock holders of West Corporation is expected to enhance our ability to continue to grow.

For those employees who have previously received stock options, your outstanding options will fully vest at the closing of this transaction. You will receive a cash payment equal to the difference between the final market price and the exercise price of your options less withholding for taxes.

Please keep in mind that we expect this transaction to close in the fourth quarter of this year. And you will receive additional detailed information before the transaction closes.

Because West will no longer have a publicly traded stock after this transaction, the option program will be terminated after close.

For those employees who have participated in the ESPP program the conclusion of this year’s plan will take place as planned with a stock price on June 30. Because the stock of West Corporation will no longer be publicly traded after this transaction closes, we anticipate that the ESPP program will end at the conclusion – or with the conclusion of this year’s plan.

This transaction will take several months to close. And we expect to communicate with you throughout this process.

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We want to assure you that keeping our team together is an essential part of making sure our future is as successful as our past. In partnering with these new investors who will not only continue to grow the company and serve our clients in the coming years but ensure that West Corporation continues to be a rewarding place to work.

Any questions that you have should be directed to your company segment or divisional leadership team. Nancee Berger, myself and the entire West executive team will continue to be in discussions, talking with them throughout the balance of the day. We want to make sure we can answer and continue to answer every question that you have that we can.

And personally I’d like to thank everybody on this call for contributing to the results that help make West Corporation so valuable. I want you to know that I expect to continue to work with all of you for many years to come as we continue to grow West Corporation.

That concludes our prepared remarks for the call. Thanks again for all you’ve done to help grow West. I appreciate all your efforts.

Operator:	This concludes today’s West Employee Conference Call. You may now disconnect.
END

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